EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports Fourth Quarter and Year End 2010 Financial Results

THE WOODLANDS, Texas, March 28, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the year and fourth quarter ended December 31, 2010.

Financial Results

Net loss for the three-month period ended December 31, 2010, was ($1.2) million or ($0.13) per share as compared to a net loss of ($1.3) million or ($0.23) per share for the same period in 2009. Net loss for the twelve-month period ended December 31, 2010 was ($4.8) million or ($0.59) per share as compared to ($27.2) million or ($6.28) per share for the same period in 2009. The decrease in loss for the three month period ended December 31, 2010 as compared to the same period in 2009 was primarily due to decreased expenses in clinical development for Proellex® and Androxal®. The decrease in loss for the twelve month period ended December 31, 2010 as compared to the same period in 2009 was primarily due to decreased expenses in clinical development for Proellex and Androxal, payroll and benefits and professional services.

Research and development ("R&D") expenses decreased 87% or approximately $20.2 million to $2.9 million for the year ended 2010 as compared to $23.1 million in 2009. Our primary R&D expenses for 2010 and 2009 are shown in the following table (in thousands):

Research and Development	December 31, 2010	December 31, 2009	Variance	Change (%)
Androxal® clinical development	$383	$786	$ (403)	(51%)
Proellex® clinical development	1,169	18,376	(17,207)	(94%)
Payroll and benefits	573	1,384	(811)	(59%)
Operating and occupancy	779	2,516	(1,737)	(69%)
Total	$2,904	$23,062	$(20,158)	(87%)

The decrease in Androxal and Proellex clinical development expenses is primarily due to the decreased clinical development expenses related to Proellex as a result of the discontinuation of all clinical trials in August 2009 due to the FDA's clinical hold on Proellex. R&D expenses were further decreased by the decreased clinical development expenses related to Androxal due to the completion of a Phase 2b proof-of-concept clinical trial in 2009. Additionally, on February 1, 2010, we received confirmation from Division of Metabolic and Endocrine Products that our Investigational New Drug Application was accepted for the investigation of Androxal as a potential treatment for Type 2 diabetes, and as a result, we have initiated a Phase 2 trial. In June 2010, the FDA notified us that the full clinical hold on Proellex had been revised to a partial clinical hold to allow us to run a single study to explore both safety and efficacy in an escalating dose fashion. As a result, we have initiated an escalating dose study and began dosing subjects in the third quarter of 2010.

General and administrative expenses ("G&A") decreased 52% or approximately $2.4 million to $2.3 million for the year ended 2010 as compared to $4.7 million for 2009. Our primary G&A expenses for 2010 and 2009 are shown in the following table (in thousands):

General and Administrative	December 31, 2010	December 31, 2009	Variance	Change (%)
Payroll and benefits	$627	$2,039	$(1,412)	(69%)
Operating and occupancy	1,658	2,684	(1,026)	(38%)
Total	$2,285	$4,723	$(2,438)	(52%)

G&A payroll and benefit expense for both 2010 and 2009 includes salaries, bonuses, non-cash stock option compensation expense and fringe benefits, and decreased 69% or approximately $1.4 million to $627,000 for the year ended 2010 as compared to $2.0 million in 2009. The decrease in payroll and benefits for the year ended 2010 as compared to 2009 is primarily due to a decrease in headcount and the salary reduction program put in place in August 2009 and revised in May 2010. Included in payroll and benefit expense is a charge for non-cash stock option expense of $314,000 for the year ended 2010 as compared to $799,000 in the year 2009. G&A operating and occupancy expenses, which include expenses to operate as a public company, decreased 38% or approximately $1.0 million to $1.7 million in 2010 as compared to $2.7 million in 2009. The decrease is primarily due to a decrease in professional services.

Total revenues and other income decreased 24% to $421,000 in 2010 as compared to $551,000 for 2009. This decrease was primarily due to a decrease of $126,000 in other income. In 2010, the Company recognized $244,000 in other income related to grant revenue received from The Department of the Treasury for investment in a qualifying therapeutic discovery project under Section 48D of the Internal Revenue Code. Additionally, we recognized approximately $177,000 in non-cash other income from settlements with certain vendors in 2010. The Company recognized $547,000 in non-cash other income related to settlements with certain vendors in the fourth quarter of 2009.

As of December 31, 2010 we had 8,930,022 shares of common stock outstanding.

Liquidity

As of December 31, 2010, we had approximately $3.0 million in cash and cash equivalents and our accounts payable and accrued expenses were approximately $1.3 million. On February 8, 2011, we completed a public offering of our common stock, Series A Warrants to purchase common stock and Series B Warrants to purchase common stock which resulted in approximately $11 million in gross proceeds to us, after the underwriting discount and before offering expenses. We believe we have sufficient funding to complete all of the Phase 2 and 2B clinical trials currently planned or underway. However, significant additional capital will be required for us to complete development of either of our product candidates. Based on our existing and projected commitments, we believe we will need to raise additional capital by the end of the second quarter of 2012 in order to continue operations on a normal basis. However, if our expenses are greater than expected or our revenues are less than expected, we may be required to raise additional funds prior to that time. We believe we can secure additional cash resources through the sale of our equity securities; however, there can be no assurance that the Company will be able to raise sufficient capital.

About Repros Therapeutics Inc.

Repros Therapeutics Inc. focuses on the development of new drugs to treat hormonal and reproductive system disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues
Interest income	$ --	$ --	$ --	$ 4
Other income	283	547	421	547
Total revenues	283	547	421	551

Expenses
Research and development	954	1,298	2,904	23,062
General and administrative	513	596	2,285	4,723
Total expenses	1,467	1,894	5,189	27,785

Net loss	$ (1,184)	$ (1,347)	$ (4,768)	$ (27,234)

Net loss per share - basic and diluted	$ (0.13)	$ (0.23)	$ (0.59)	$ (6.28)

Weighted average shares used in loss per share calculation:
Basic	8,930	5,863	8,057	4,336
Diluted	8,930	5,863	8,057	4,336

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009

Cash and cash equivalents	$ 2,957	$ 1,886
Other currents assets	328	177
Fixed assets (net)	7	12
Other assets (net)	1,173	885
Total assets	$ 4,465	$ 2,960

Accounts payable and accrued expenses	$ 1,298	$ 2,398
Stockholders' equity	3,167	562
Total liabilities and stockholders' equity	$ 4,465	$ 2,960
CONTACT: Joseph S. Podolski
         Chief Executive Officer
         (281) 719-3447